UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2008

ACUITY BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16583	58-2632672
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1170 Peachtree St., N.E., Suite 2400, Atlanta, GA	30309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 404-853-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04	Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.

On or about April 4, 2008, the Plan Administrator for the Acuity Brands, Inc. 401(k) Plan, the Acuity Brands Lighting, Inc. 401(k) Plan, the Holophane Division of Acuity Brands Lighting 401(k) Plan for Hourly Employees, and the Holophane Division of Acuity Brands Lighting 401(k) Plan for Hourly Employees Covered by a Collective Bargaining Agreement (collectively, the “Plans”) sent a notice to all of the employees of Acuity Brands, Inc. (the “Company”) and its subsidiaries informing them that there will be an upcoming suspension period under the Plans. The suspension is the result of the scheduled transition to an enhanced recordkeeping and online access system. The notice states that, as a result of these changes, there will be a period of time, beginning on Thursday, May 8, 2008 at 2:00 p.m. Eastern Time and expected to end on or before Wednesday, May 14, 2008 at 8:00 a.m. Eastern Time (the “Blackout Period”), when participants in the Plans will be unable to make changes to their accounts, conduct any transactions in their accounts, adjust their contribution rate, change investment options or obtain a loan, withdrawal or distribution from the Plans. The Company received the notice required by section 101(i)(2)(E) of the Employment Retirement Income Security Act of 1974, as amended, on April 10, 2008.

If Plan participants have any questions about the suspension, the Plans directed them to contact Merrill Lynch, 1-800-894-3845, P.O. Box 105158, Atlanta, Georgia 30348-5158.

On April 16, 2008, the Company sent a notice to its directors and officers informing them of the Blackout Period and the prohibitions on trading in the Company’s securities during the Blackout Period. The notice was provided pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and a copy of the notice is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Notice of Blackout Period

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACUITY BRANDS, INC.

Date: April 16, 2008	By:	/s/ Richard K. Reese
Richard K. Reese Executive Vice President and Chief Financial Officer